Exhibit 99.1

NeuBase Therapeutics Appoints Dr. Sandra Rojas-Caro Chief Medical Officer

Expansion of management team to support the Company’s advancement of its first drug candidate into clinical trials next year and growth of therapeutic pipeline

PITTSBURGH, May 20, 2021 – NeuBase Therapeutics, Inc. (Nasdaq: NBSE) ("NeuBase" or the "Company"), a biotechnology company accelerating the genetic revolution using a new class of precision genetic medicines, today announced the appointment of Sandra Rojas-Caro, M.D., as Chief Medical Officer, effective May 24, 2021. With more than 20 years of drug development experience across all phases of drug development, Dr. Rojas-Caro will oversee the preclinical and clinical development, medical, and regulatory strategy of NeuBase’s pipeline to address disease at its base cause.

“Sandra is a dynamic and experienced R&D leader, whose expertise covers all aspects of clinical development, including the successful advancement of a novel therapeutic from IND to FDA approval,” said Dietrich A. Stephan, Ph.D., Founder, CEO and Chairman of NeuBase. “Furthermore, she’s been responsible for dozens of clinical studies in multiple therapeutic modalities and indications from rare to common diseases. Now is an important time to welcome Sandra to the executive leadership team as we look to advance our first drug candidate into clinical trials next year and expand our pipeline to address historically undruggable oncogenic driver mutations.”

“I’m impressed by NeuBase’s unique, targeted therapeutic approach to precision genetic medicines, which is designed to fundamentally address disease-causing mutations at the DNA or RNA level,” said Dr. Rojas-Caro. “I am excited to join NeuBase’s exceptional leadership and scientific team, which is comprised of a number of founders and leading innovators in precision medicine. I look forward to applying NeuBase’s PATrOLTM platform, which has broad potential to address a wide range of rare and common genetically defined diseases.”

Dr. Rojas-Caro has broad R&D leadership, executive management and team-building experience in private and public biotech companies and large pharma. She has been directly involved in successful global regulatory submissions, including an FDA and EMA approval and more than 10 investigational new drug (IND) applications. Most recently, she was Chief Medical Officer for Gemini Therapeutics, a company focused on redefining age-related macular degeneration (AMD) and linked disorders with precision medicine. At Gemini, she led development through several milestones, including the company’s first IND and the first cohorts of genetically selected patients dosed with the company’s leading biologic therapeutic. Prior to Gemini, Sandra served as Chief Medical Officer for Aeglea BioTherapeutics (Nasdaq: AGLE), a biotechnology company developing a new generation of enzyme-based therapeutics to treat inborn errors of metabolism (IEM). Prior to Aeglea, she served as Group Vice President of Clinical Research and Development at Synageva BioPharma where she was instrumental in leading the clinical development team that secured the FDA and EMA approval of Kanuma® (sebelipase alfa) for the treatment of lysosomal acid lipase deficiency, as well as advancing the clinical development of other IEM programs. Following the acquisition of Synageva by Alexion, Dr. Rojas-Caro served as Vice President and R&D Project Team Leader for the Metabolic Rare Diseases Unit, and she supported the post-merger integration. Earlier in her career, she held roles in clinical and translational research with increasing levels of responsibility at Roche, Array BioPharma and Pfizer, where she was responsible for the design and implementation of early development clinical strategy across a broad range of indications.

About NeuBase Therapeutics

NeuBase is accelerating the genetic revolution by developing a new class of precision genetic medicines which can be designed to increase, decrease, or change gene function, as appropriate, to resolve genetic defects that drive disease. NeuBase’s targeted PATrOL™ therapies are centered around its proprietary drug scaffold to address genetic diseases at the DNA or RNA level by combining the highly targeted approach of traditional genetic therapies with the broad organ distribution capabilities of small molecules. With an initial focus on silencing disease-causing mutations in debilitating neurological, neuromuscular and oncologic disorders, NeuBase is committed to redefining medicine for the millions of patients with both common and rare conditions. To learn more, visit www.neubasetherapeutics.com.

Use of Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are distinguished by use of words such as "will," "would," "anticipate," "expect," "believe," "designed," "plan," or "intend," the negative of these terms, and similar references to future periods. These forward-looking statements include, among others, those related to Dr. Rojas-Caro’s leadership and development experience guiding the Company as it advances its preclinical portfolio and discovery and drug development platform and towards clinical trials, beliefs that Dr. Rojas-Caro’s ability will help the growth of the Company and the anticipated timing of the submission of an IND and future clinical trials. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including those risk factors contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), may cause our actual results to differ from those expressed in forward-looking statements. The Company may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on the Company's current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of the Company could differ materially from those described in or implied by the statements in this press release, including: the Company's plans to develop and commercialize its product candidates; the timing of initiation of the Company's planned clinical trials; the risks that prior data will not be replicated in future studies; the timing of any planned investigational new drug application or new drug application; the Company's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of the Company's product candidates; the Company's commercialization, marketing and manufacturing capabilities and strategy; global health conditions, including the impact of COVID-19; the Company's ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all, as well as those risk factors contained in our filings with the SEC. Except as otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

NeuBase Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

OP: (617) 430-7576

NeuBase Media Contact:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

(858) 344-8091

jessica@litldog.com